EXHIBIT 12

                         THE COCA-COLA COMPANY AND SUBSIDIARIES

                    COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                              (In millions except ratios)

                            Six Months
                              Ended
                             June 30,                  Year Ended December 31,
                                         ---------------------------------------------------------
                                2000      1999        1998         1997         1996       1995
                              -------    -------     -------      -------      -------    --------
EARNINGS:

 Income before income
  taxes and changes in
  accounting principles       $ 1,439    $ 3,819     $ 5,198      $ 6,055      $ 4,596     $ 4,328

 Fixed charges                    241        386         320          300          324         318

 Adjustments:
  Capitalized
   interest, net                   (7)       (18)        (17)         (17)          (7)         (9)

  Equity (income)loss,
   net of dividends                68        292          31         (108)         (89)        (25)
                              -------    -------     -------       ------      -------     -------

 Adjusted earnings            $ 1,741    $ 4,479     $ 5,532      $ 6,230      $ 4,824     $ 4,612
                              =======    =======     =======      =======      =======     =======


FIXED CHARGES:

 Gross interest
  incurred                    $   225   $    355     $   294      $   275      $   293     $   281

 Interest portion of
  rent expense                     16         31          26           25           31          37
                              -------   --------     -------      -------      -------     -------

 Total fixed charges          $   241   $    386     $   320      $   300      $   324     $   318
                              =======   ========     =======      =======      =======     =======

 Ratios of earnings
  to fixed charges                7.2       11.6        17.3         20.8         14.9        14.5
                              =======   ========     =======      =======      =======     =======


[FN]
	At June 30, 2000, our Company is contingently liable for guarantees of indebtedness owed by third parties in the amount of $370 million. Fixed charges for these contingent liabilities have not been included in the computations of the above ratios as the amounts are immaterial and, in the opinion of Management, it is not probable that our Company will be required to satisfy the guarantees.


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